Exhibit 1.1
THE CHILDREN’S INTERNET, INC.

AMENDMENT NO. 3 TO
THE DEFINITIVE STOCK PURCHASE AGREEMENT

This Amendment No. 3 To The Definitive Stock Purchase Agreement (this “Amendment”) is made and entered into as of February 29, 2008, by and among The Children’s Internet, Inc., a Nevada corporation (the “Company”), Shadrack Films, Inc., a California corporation (“Shadrack”), The Children’s Internet Holding Company, LLC, a Delaware limited liability company (“Purchaser”), Richard J. Lewis (“Lewis”), and Sholeh Hamedani (“Hamedani”). Any capitalized terms not defined herein shall have the same meanings given to them in the Original Agreement (as defined below).

RECITALS

WHEREAS, the parties entered into that certain Definitive Stock Purchase Agreement, dated as of October 19, 2007, by and among the Company, Shadrack, Purchaser, and solely with respect to Section 7.1(k) thereof, Lewis and Hamedani (the “Original Agreement”), as amended by Amendment No. 1 to the Original Agreement on December 6, 2007 and Amendment No. 2 to the Original Agreement on February 6, 2008 (the “Agreement”).

WHEREAS, the parties desire to amend certain termination provisions of the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration for the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.      Amendment. Section 9.1(b) of the Agreement is amended and restated in its entirety as follows:

“(b)      Either party may terminate this agreement if the Closing shall not have occurred on or before March 15, 2008 (unless the failure to close by such date shall be due to the action or failure to act of the party seeking to terminate).”

2.      Miscellaneous.

a.      Effect on Agreement. Except as amended hereby, the Agreement shall remain in full force and effect.

b.      Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Amendment.

c.      Notice. All notices and communications required or permitted hereunder shall be given as set forth in the Original Agreement.

d.      Applicable Law; Entire Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of California as it applies to agreements between California residents, entered into and to be performed entirely within California. This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof superseding all prior written or oral agreements.

e.      Severability. If any provision of this Amendment is held by a court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Amendment.

f.      Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Company: The Children’s Internet, Inc. Signature: /s/ Sholeh Hamedani Print Name: Sholeh Hamedani Title: Chairman	Purchaser: The Children’s Internet Holding Company, LLC Signature: /s/ Richard J. Lewis III Print Name: Richard J. Lewis III Title: Managing Member
Shadrack: Shadrack Films, Inc. Signature: /s/ Sholeh Hamedani Print Name: Sholeh Hamedani Title: President	Hamedani: Sholeh Hamedani Signature: /s/ Sholeh Hamedani
Lewis: Richard J. Lewis, III Signature: /s/ Richard Lewis